Exhibit 10.2
July 22, 2025
James “Jim” Mackey
Charlotte, NC

Dear Jim:
In recognition of your future and continued contributions to BankUnited’s success, we are pleased to award you a retention bonus to be paid in the event BankUnited, Inc. (together with BankUnited, N.A., “BankUnited”) experiences a Change in Control (as defined in the BankUnited, Inc. 2023 Omnibus Equity Incentive Plan).
Retention Bonus: You will receive, on the date that is six months following consummation of the Change in Control, subject to your continued employment with BankUnited or any successor to BankUnited (except as provided below) through the payment date, a lump sum payment, in an amount equal to: (i) three times your annual base salary, if the Change in Control occurs prior to the first anniversary of your continuous employment with BankUnited; (ii) two times your annual base salary if the Change in Control occurs on or after the first anniversary of your continuous employment with BankUnited and prior to the second anniversary of your continuous employment with BankUnited; or (iii) one times your annual base salary if the Change in Control occurs on or after the second anniversary of your continuous employment with BankUnited (in each case, based on your annual base salary as in effect immediately prior to the Change in Control).
Termination of Employment Prior to Retention Payment: If, following the Change in Control but on or prior to the date that is six months following completion of the Change in Control, either your employment is terminated by BankUnited or its successor without Cause (as defined in the BankUnited, Inc. 2023 Omnibus Equity Incentive Plan) or you terminate your employment with BankUnited or its successor on account of a reduction in your base salary and, in either case, you execute and do not revoke a separation agreement containing a release of claims in a form provided by BankUnited or its successor, you will be entitled to receive payment of the retention bonus. The retention bonus shall be paid as soon as practicable following your termination but in no event later than 10 calendar days following the date the release set forth in the separation agreement become effective and irrevocable (and in any event no later than March 15 following the calendar year of such termination). In order to terminate your employment due to reduction in your base salary, you must provide notice to BankUnited or its successor of such reduction within 30 calendar days following such reduction and BankUnited or its successor will have 30 calendar days to cure such reduction.
Withholding Taxes: The payment made to you pursuant to this letter shall be subject to withholding of applicable income and employment taxes.

Exhibit 10.2
Regulatory Compliance: Notwithstanding anything herein contained to the contrary, any payment to you by BankUnited or its successor is subject to and conditioned upon compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the Federal Deposit Insurance Corporation regulation 12 C.F.R. part 359, Golden Parachute and Indemnification Payments.
Internal Revenue Code Section 409A: This letter shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code.
This document does not constitute an employment agreement or guarantee of employment with BankUnited.
The growth and transformation of this franchise is in large part because of your dedication and efforts. I thank you, in advance, for your continuing support of BankUnited.
Sincerely,

/s/ Rajinder P. Singh
Rajinder P. Singh
Chairman, President and Chief Executive Officer
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